Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

	)	Chapter 11
In re:	)
	)	Case No. 15-10503 (MFW)
Allied Nevada Gold Corp., et al.,[1]	)
	)	Jointly Administered
Debtors.	)
	)	Re: Docket Nos. 931, 933, 1024, 1060, 1100, 1103, 1107, 1122 & 1134
)

FINDINGS OF FACT, CONCLUSIONS OF

LAW, AND ORDER CONFIRMING DEBTORS’

AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having, in each case on the terms and to the extent set forth in the applicable pleadings and orders:2

i.	filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on March 10, 2015 (the “Petition Date”);

ii.	continued to operate their business and manage their properties as debtors in possession pursuant to Bankruptcy Code sections 1107(a) and 1108, and no trustee or examiner having been appointed in the Chapter 11 Cases;

iii.	filed the Debtors’ Motion for Entry of Interim and Final Orders: (I) Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Grant Liens and Superpriority Administrative Expense Status, (C) Use

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Allied Nevada Gold Corp. (7115); Allied Nevada Gold Holdings LLC (7115); Allied VGH Inc. (3601); Allied VNC Inc. (3291); ANG Central LLC (7115); ANG Cortez LLC (7115); ANG Eureka LLC (7115); ANG North LLC (7115); ANG Northeast LLC (7115); ANG Pony LLC (7115); Hasbrouck Production Company LLC (3601); Hycroft Resources & Development, Inc. (1989); Victory Exploration Inc. (8144); and Victory Gold Inc. (8139). The corporate headquarters for each of the above Debtors are located at, and the mailing address for each of the above Debtors, except Hycroft Resources & Development, Inc., is 9790 Gateway Drive, Suite 200, Reno, NV 89521. The mailing address for Hycroft Resources & Development, Inc. is P.O. Box 3030, Winnemucca, NV 89446.
[2]

Unless otherwise noted, capitalized terms not defined in this order (the “Confirmation Order”) shall have the meanings ascribed to them in the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 931], as may be altered, modified or supplemented from time to time in accordance with the terms thereof, the Bankruptcy Code, the Bankruptcy Rules, the Amended and Restated Restructuring Support Agreement and the Exit Facility Commitment Letter (the “Amended Plan”). The rules of interpretation set forth in Article I.A of the Amended Plan shall apply to this Confirmation Order.

Cash Collateral of Prepetition Secured Parties, and (D) Grant Adequate Protection to Prepetition Secured Parties; (II) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(b) and 4001(c); and (III) Granting Related Relief [Docket No. 14] on March 10, 2015;

iv.	obtained entry of the Final Order: (I) Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and 364 Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Grant Liens and Superpriority Administrative Expense Status, (C) Use Cash Collateral of Prepetition Secured Parties, and (D) Grant Adequate Protection to Prepetition Secured Parties; and (II) Granting Related Relief [Docket No. 218] on April 17, 2015;

v.	filed the Debtors’ Joint Chapter 11 Plan of Reorganization [Docket No. 251] on April 24, 2015;

vi.	filed the Disclosure Statement for the Debtors’ Joint Chapter 11 Plan of Reorganization [Docket No. 252] on April 24, 2015;

vii.	filed the Debtors’ Motion for an Order (I) Approving Proposed Disclosure Statement and the Form and Manner of the Notice of the Disclosure Statement Hearing, (II) Establishing Solicitation and Voting Procedures, (III) Scheduling a Confirmation Hearing, and (IV) Establishing Notice and Objection Procedures for Confirmation of Debtors’ Plan of Reorganization [Docket No. 253] (the “Disclosure Statement Motion”) on April 24, 2015;

viii.	filed the Debtors’ Motion Pursuant to Bankruptcy Code Section 1121(d)(1) to Extend the Exclusive Periods to (I) File a Chapter 11 Plan and (II) Solicit Acceptances Thereof [Docket No. 632] on June 23, 2015;

ix.	filed the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 756] on July 23, 2015;

x.	filed the Amended Disclosure Statement for the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 758] on July 23, 2015;

xi.	filed the Debtors’ Motion for an Order Authorizing the Debtors to (I) Assume the Amended and Restated Restructuring Support Agreement and (II)(A) Enter into and Perform Under the Exit Facility Commitment Letter, (B) Pay Fees and Expenses in Connection Therewith and (C) Provide Related Indemnities [Docket No. 755] on July 23, 2015;

xii.	filed the Notice of Filing of Certain Exhibits and Supplement to Amended Disclosure Statement for the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 790] on July 31, 2015;

xiii.	filed the Notice of Filing of Revised Exhibit and Supplement to Amended Disclosure Statement for the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 808] on August 7, 2015;

xiv.	filed the Notice of Agreements in Principle with Official Committee of Unsecured Creditors and Official Committee of Equity Security Holders [Docket No. 864] (the “Notice of Agreements”) on August 19, 2015;

xv.	obtained entry of the Order Granting Debtors’ Motion Pursuant to Bankruptcy Code Section 1121(d)(1) to Extend the Exclusive Periods to (I) File a Chapter 11 Plan and (II) Solicit Acceptances Thereof [Docket No. 915] on August 26, 2015;

xvi.	filed the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 917] on August 26, 2015;

xvii.	filed the Amended Disclosure Statement for the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 919] on August 26, 2015;

xviii.	filed the Amended Plan on August 27, 2015;

xix.	filed the Amended Disclosure Statement for the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 933] (the “Disclosure Statement”) on August 27, 2015;

xx.	obtained entry of the Order Authorizing the Debtors to (I) Assume the Amended and Restated Restructuring Support Agreement and (II)(A) Enter Into and Perform Under the Exit Facility Commitment Letter, (B) Pay Fees and Expenses in Connection Therewith and (C) Provide Related Indemnities [Docket No. 926] (the “RSA Assumption/Exit Financing Order”) on August 27, 2015;

xxi.	obtained entry of the Order (I) Approving Proposed Disclosure Statement and the Form and Manner of the Notice of the Disclosure Statement Hearing, (II) Establishing Solicitation and Voting Procedures, (III) Scheduling a Confirmation Hearing, and (IV) Establishing Notice and Objection Procedures for Confirmation of Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 940] (the “Disclosure Statement Order”) on August 28, 2015;

xxii.	caused a notice regarding the Confirmation Hearing [Docket No. 943] (the “Confirmation Hearing Notice”) to be published in the Reno Gazette Journal, Elko Daily Free Press, Humboldt Sun and the national edition of The Wall Street Journal (the “Publication Notice”) and to be served in accordance with the Disclosure Statement Order, as evidenced in the Affidavit of Service of Steven Gordon [Docket No. 952] and Affidavit of Publication [Docket No. 1070];

xxiii.	filed the various documents comprising the Plan Supplement on September 18, 2015, September 25, 2015, October 5, 2015, and October 7, 2015 [Docket Nos. 1024, 1060, 1122 & 1134], as may be altered, modified or supplemented from time to time in accordance with the Amended Plan, the Bankruptcy Code, the Bankruptcy Rules, the Amended and Restated Restructuring Support Agreement and the Exit Facility Commitment Letter;

xxiv.	completed, through the Balloting Agent (as defined in the Disclosure Statement), distribution of the Solicitation Materials (as defined below), consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order and filed the Declaration of Christina Pullo of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1103] (the “Preliminary Voting Certification”) on October 2, 2015 and the Supplemental Declaration of James Daloia of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1107] (the “Supplemental Voting Certification” and, together with the Preliminary Voting Certification, the “Voting Certification”) on October 3, 2015;

xxv.	received objections to the Amended Plan from Jordan Darga [Docket No. 1048] (the “Darga Objection”), Brian Tuttle [Docket Nos. 1049, 1051] (the “Tuttle Objections”), James H. Roberson [Docket No. 1063] (the “Roberson Objection”), Michael A. Kremer (the “Kremer Objection”) and Stoyan Tachev (the “Tachev Objection” and, together with the Darga Objection, the Tuttle Objections, the Roberson Objection, and the Kremer Objection, the “Shareholder Objections”), Cigna Health and Life Insurance Company [Docket No. 1054] (the “Cigna Objection”), Cummins Rocky Mountain, LLC [Docket No. 1090] (the “Cummins Limited Objection”), and the United States [Docket No. 1091] (the “U.S. Objection”);

xxvi.	filed a proposed form of Confirmation Order [Docket No. 1102], on October 2, 2015;

xxvii.	filed the Memorandum of Law in Support of Confirmation and Omnibus Reply to Objections to Confirmation of the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1100] (the “Confirmation Brief”) on October 2, 2015;

xxviii.	filed the Declaration of Stephen M. Jones in Support of Debtors’ Memorandum of Law in Support of Confirmation and Omnibus Reply to Objections to Confirmation of the Debtors’ Amended Joint Chapter 11 Plan of Reorganization (the “Jones Declaration”) as Exhibit A to the Confirmation Brief; and

xxix.	filed the Declaration of Barak Klein in Support of Debtors’ Memorandum of Law in Support of Confirmation and Omnibus Reply to Objections to Confirmation of the Debtors’ Amended Joint Chapter 11 Plan of Reorganization (the “Klein Declaration” and, together with the Jones Declaration, the “Declarations”) as Exhibit B to the Confirmation Brief.

The United States Bankruptcy Court for the District of Delaware (the “Court”) having:

i.	entered the Disclosure Statement Order on August 28, 2015 [Docket No. 940];

ii.	held a hearing to consider Confirmation of the Amended Plan on October 6, 2015 (the “Confirmation Hearing”);

iii.	reviewed the Disclosure Statement, the Amended Plan, the Plan Supplement, the Confirmation Brief, the Voting Certification, the Declarations, the Objections and all other pleadings, evidence, exhibits, statements, documents and filings regarding Confirmation of the Amended Plan; and

iv.	heard and considered the statements of counsel and all other testimony and evidence proffered and/or adduced at the Confirmation Hearing and in respect of Confirmation of the Amended Plan, the record made at the Confirmation Hearing, and upon all the proceedings heretofore had in these Chapter 11 Cases.

NOW THEREFORE, it appearing to the Court that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Amended Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court hereby makes and issues the following Findings of Fact, Conclusions of Law, and Order:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Jurisdiction and Venue

1. On the Petition Date, the Debtors commenced the Chapter 11 Cases. Venue in the Court was proper as of the Petition Date pursuant to 28 U.S.C. §§ 1408 and 1409 and continues to be proper. Confirmation of the Amended Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated as of February 29, 2012, and exclusive jurisdiction to determine whether the Amended Plan complies with the applicable provisions of title 11 of the United States Code (the “Bankruptcy Code”) and, therefore, should be confirmed.

B.	Eligibility for Relief

2. The Debtors were and are entities eligible for relief under the Bankruptcy Code.

C.	Commencement and Joint Administration of the Chapter 11 Cases

3. On the Petition Date, each of the above-captioned Debtors commenced a case under chapter 11 of the Bankruptcy Code. By prior order of the Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”). The Debtors have operated their business and managed their properties as debtors in possession pursuant to Bankruptcy Code sections 1107(a) and 1108. No trustee or examiner has been appointed in the Chapter 11 Cases.

D.	Judicial Notice

4. The Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of the Chapter 11 Cases and the related adversary proceeding maintained by the clerk of the Court, including all pleadings and other documents on file, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings before the Court during the pendency of the Chapter 11 Cases, including, without limitation, the hearing to consider the adequacy of the Disclosure Statement and the Confirmation Hearing. Any resolutions of Objections explained on the record at the Confirmation Hearing are incorporated herein by reference. All unresolved objections, statements, and reservations of rights, including the Objections, are overruled on the merits.

E.	Estate Representative

5. The Debtors’ chief financial officer, Stephen M. Jones, is the authorized representative of the Debtors and their Estates for all matters relating to consummation and implementation of the Amended Plan.

F.	Burden of Proof

6. Based on the Court’s review of the evidence submitted in support of Confirmation, including, without limitation, the Declarations proffered as testimony, the Debtors have met their burden of proving the elements of Bankruptcy Code section 1129 by a preponderance of the evidence. The Court also finds that the Debtors have satisfied the elements of Bankruptcy Code section 1129 by clear and convincing evidence.

G.	Service of Solicitation Materials; Adequate and Sufficient Notice; Voting Certification

7. As evidenced in the Voting Certification proffered as testimony, the Debtors complied with the notice and service requirements and procedures with respect to solicitation of votes, and distribution of notices of non-voting status or other notices as approved in the Disclosure Statement Order. No objections were filed with respect to the Voting Certification. Such notice was adequate and sufficient, and no other or further notice is or shall be required.

8. All procedures used to (a) provide notice and distribute the materials necessary to vote on the Amended Plan (collectively, the “Solicitation Materials”) to the applicable Holders of Claims and Interests entitled to vote thereon and (b) tabulate the Ballots and Master Ballots (as defined in the Disclosure Statement Motion) were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of Bankruptcy Practice and Procedure of the Bankruptcy Court for the District of Delaware (the “Local Rules”), and all other applicable orders, and federal, state, and local laws, rules and regulations (collectively, the “Applicable Laws”).

9. As evidenced by the Voting Certification, all Ballots were tabulated properly, and votes for acceptance and rejection of the Amended Plan were solicited in good faith and complied with Bankruptcy Code sections 1125 and 1126, Bankruptcy Rules 3017 and 3018, the Disclosure Statement Order and all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and all other Applicable Laws.

10. Each of the Debtors and, to the extent applicable, their respective agents, directors, members, partners, officers, employees, advisors and attorneys have solicited votes on the Amended Plan in good faith and in compliance with the applicable provisions of the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules and all other Applicable Laws.

H.	Bankruptcy Rule 3016

11. The Amended Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b).

I.	Confirmation Hearing Notice

12. The Debtors published the Confirmation Hearing Notice in the Reno Gazette Journal, Elko Daily Free Press, Humboldt Sun, and the national edition of The Wall Street Journal and served the Confirmation Hearing Notice in accordance with the Disclosure Statement Order, as evidenced in the Certificate of Publication [Docket No. 1070] and the Affidavit of Service of Steven Gordon [Docket No. 952].

J.	Voting Results

13. On October 2, 2015, the Balloting Agent filed the Voting Certification with the Court. As evidenced by the Voting Certification, votes to accept or reject the Amended Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order.

K.	Deemed Acceptance by Unimpaired Classes of Claims and Interests

14. Classes 3, 5, and 7 are Unimpaired under the Amended Plan and the Holders of Claims and Interests in such Classes are conclusively deemed to have accepted the Amended Plan pursuant to Bankruptcy Code section 1126(f).

L.	Acceptance by Impaired Classes of Claims

15. Claims in Classes 1, 2 and 4 are Impaired by the Amended Plan and have voted to accept the Amended Plan, as established by the Voting Certification.

16. The three Holders of Claims in Class 6 who voted on the Amended Plan—John M. Connor, Richard Perel, and “Lead Plaintiff Andrey Slomnitsky”—voted to reject the Amended Plan. However, each of the Holders’ Subordinated Securities Claims was the subject of a claims objection filed by the Debtors before September 20, 2015. The Disclosure Statement Order provided that “[i]f the Debtors have filed an objection or request for estimation as to a Claim at least eight (8) calendar days before the Voting Deadline, such Claim is temporarily disallowed for voting purposes only and not for purposes of allowance or distribution,” and “[i]f any creditor equity security holder seeks to challenge the allowance of its Claim or Interest for voting purposes, the creditor or equity security holder shall be required to file with the Court a motion for an order pursuant to Bankruptcy Rule 3018(a) . . . temporarily allowing such Claim or Interest for voting purposes in a different amount.” None of the Holders of such Subordinated Securities Claims filed a Rule 3018(a) Motion (as defined in the Disclosure Statement Order) by the September 25, 2015 deadline. Therefore, the votes of the Holders of Subordinated Securities

Claims may be disallowed for voting purposes only, and Class 6 may be deemed to have accepted the Amended Plan in accordance with Article 3.3 thereof. The Amended Plan, however, satisfies Bankruptcy Code section 1129(a)(10) without regard to the acceptance or rejection of the Amended Plan by Class 6.

M.	Modifications to Amended Plan

17. The Debtors have modified Article 1.159 of the Amended Plan as follows:

1.159: “Released Party” means each of the following solely in their capacity as such: (a) each Holder of Notes Claims who is a Consenting Noteholder; (b) the Indenture Trustee; (c) Scotiabank; (d) Wells Fargo; (e) each Holder of the Secured Swap Claims or Secured ABL Claims; (f) the DIP Agent; (g) the DIP Lenders; (h) the DIP Backstop Lenders; (i) the Exit Facility Lenders and any agent, trustee or similar representative of the Exit Facility Lenders under the Exit Facility; (j) with respect to the foregoing entities in clauses (a) through (i), their respective current or former directors, managers, officers, affiliates, partners, consultants, financial advisors, subsidiaries, principals, members, employees, agents, managed funds, representatives, attorneys and advisors, together with their successors and assigns; and (k) the Debtors’ officers, managers, directors, employees, financial advisors, attorneys, accountants, consultants, and other Professionals, in each case in their capacity as such, and only if serving in such capacity.

18. The Debtors have modified Article 9.5 of the Amended Plan as follows:

9.5 Exculpation. Notwithstanding anything contained herein to the contrary, on the Confirmation Date and effective as of the Effective Date and to the fullest extent permitted by applicable law, the Exculpated Parties shall not have nor incur any liability for any claim, cause of action, or other assertion of liability solely for any act taken or omitted during the Chapter 11 Cases in or in connection with, related to, or arising out of the Restructuring Transaction, the Chapter 11 Cases, the DIP Facility, the Exit Facility, the Original Restructuring Support Agreement, the Amended and Restated Restructuring Support Agreement, the restructuring of Claims and Interests during the Chapter 11 Cases, the negotiation, formulation, preparation, administration, consummation and/or implementation of the Plan or any contract, instrument, document, or other agreement entered into in connection with the Plan (including the Restructuring Documents) or any other matter relating to the Debtors or their operations; provided, however, that the foregoing exculpation shall not affect the liability of any Exculpated Party that otherwise would result from any act or omission to the extent that such act or omission is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

N.	Plan Supplement

19. The documents identified in the Plan Supplement were filed as required and were modified and supplemented in accordance with the Amended Plan and Applicable Laws. Notice of such documents was good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order and Applicable Laws, and no other or further notice is or shall be required. Subject to the terms of the Amended Plan, this Confirmation

Order, the Amended and Restated Restructuring Support Agreement, and the Exit Facility, the Debtors are authorized to modify and amend the Plan Supplement through and including the Effective Date, and to take all actions necessary and appropriate to effect the transactions contemplated therein through, including and following the Effective Date.

O.	Compliance with the Requirements of Bankruptcy Code Section 1129

a.	Bankruptcy Code Section 1129(a)(1)—Compliance of the Amended Plan with Applicable Provisions of the Bankruptcy Code

20. The Amended Plan complies with all applicable provisions of the Bankruptcy Code as required by Bankruptcy Code section 1129(a)(l), including, without limitation, Bankruptcy Code sections 1122 and 1123.

b.	Bankruptcy Code Sections 1122 and 1123(a)(1)—Proper Classification

21. Article II of the Amended Plan designates Classes of Claims and Interests other than Administrative Expense Claims, Professional Fee Claims, DIP Facility Claims and Priority Claims (which are not required to be designated pursuant to Bankruptcy Code section 1123(a)(l)). As required by Bankruptcy Code section 1122(a), each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. Valid reasons exist for separately classifying the various Classes of Claims and Interests created under the Amended Plan and therefore the Amended Plan does not unfairly discriminate among holders of Claims or Interests. Thus, the Amended Plan satisfies Bankruptcy Code sections 1122 and 1123(a)(l).

c.	Bankruptcy Code Sections 1123(a)(2) and 1123(a)(3)—Specification of Unimpaired and Impaired Classes

22. Article II of the Amended Plan specifies that Claims and Interests in Classes 3, 5, and 7 are Unimpaired. Administrative Expense Claims, DIP Facility Claims, Professional Fee

Claims and Priority Claims, which are not classified under the Amended Plan, also are Unimpaired. Article II of the Amended Plan further specifies the treatment of each Impaired Class under the Amended Plan, which are Classes 1, 2, 4, 6 and 8. The Amended Plan, therefore, satisfies Bankruptcy Code sections 1123(a)(2) and 1123(a)(3).

d.	Bankruptcy Code Section 1123(a)(4)—No Unfair Discrimination

23. Article II of the Amended Plan provides the same treatment for each Claim or Interest within a particular Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1123(a)(4).

e.	Bankruptcy Code Section 1123(a)(5)—Adequate Means for Implementation of the Amended Plan

24. The Amended Plan, the various documents and agreements set forth in the Plan Supplement and other related documents provide adequate and proper means for the Amended Plan’s implementation and the Debtors have established that they will have sufficient Cash to make all payments prescribed pursuant to the Amended Plan. Moreover, the Amended Plan provides adequate means for its implementation, including, without limitation: (a) the entry into the (i) New First Lien Term Loan Credit Facility, (ii) Exit Facility, (iii) Stockholders Agreement, (iv) New Intercreditor Agreement and (v) New Warrant Agreement; (b) the issuance of the New Common Stock, the New Warrants and the New Second Lien Convertible Notes and the exemption of such issuances from the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable law requiring registration and/or delivery of prospectuses prior to the offering, issuance, distribution or sale of securities; (c) the formation and corporate governance of the Reorganized Debtors and the adoption of the New Organizational Documents; (d) the consummation of the Restructuring Transaction; (e) the authorization to effectuate documents and transactions; (f) the exemption from certain transfer taxes and recording fees; and (g) the cancellation of all notes, instruments, certificates or other documents evidencing Claims or Interests unless otherwise provided in the Amended Plan or this Confirmation Order. The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1123(a)(5).

f.	Bankruptcy Code Section 1123(a)(6)—Non-Voting Equity Securities

25. The New Common Stock to be issued under the Amended Plan shall constitute a voting equity security. Additionally, the New Organizational Documents attached as Exhibit A to the Plan Supplement provide that the Reorganized Debtors shall not issue non-voting equity securities, but only to the extent required by Bankruptcy Code section 1123(a)(6). The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1123(a)(6).

g.	Bankruptcy Code Section 1123(a)(7)—Designation of Directors and Officers

26. Article 4.5 of the Amended Plan describes the manner of selection of directors and officers of Reorganized ANV. The identity of any person proposed to serve as a director or officer of Reorganized ANV has been disclosed in Exhibit G to the Plan Supplement. The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1123(a)(7).

h.	Bankruptcy Code Section 1123(b)—Discretionary Contents of the Amended Plan

27. The other provisions of the Amended Plan, including, without limitation, those relating to the impairment or unimpairment of Classes of Claims and Interests, the assumption or rejection of executory contracts and unexpired leases, the issuance of the New Common Stock, the New Warrants and the New Second Lien Convertible Notes, the Released Parties and the Amended Plan’s release provisions, the Amended Plan’s exculpation and injunction provisions, and the Restructuring Transaction, are appropriate and consistent with the applicable provisions of the Bankruptcy Code. Therefore, the Amended Plan satisfies the requirements of Bankruptcy Code section 1123(b).

i.	Bankruptcy Code Section 1123(d)—Curing Defaults

28. The Amended Plan satisfies the requirement under Bankruptcy Code section 1123(d) that any amounts necessary to cure any defaults under executory contracts and unexpired leases to be assumed under the Amended Plan have been determined in accordance with the relevant underlying agreement and applicable nonbankruptcy law.

j.	Bankruptcy Code Section 1129(a)(2)—The Debtors’ Compliance with Applicable Provisions of the Bankruptcy Code

29. The Debtors, as proponents of the Amended Plan, have complied with all applicable provisions of the Bankruptcy Code as required by Bankruptcy Code section 1129(a)(2), including, without limitation, Bankruptcy Code sections 1125 and 1126 and Bankruptcy Rules 3017, 3018 and 3019. In particular, the Debtors are eligible debtors under Bankruptcy Code section 109 and proper proponents under Bankruptcy Code section 1121(a). Furthermore, the solicitation of acceptances or rejections of the Amended Plan: (a) complied with the Disclosure Statement Order; (b) complied with all Applicable Laws governing the adequacy of disclosure in connection with such solicitation; and (c) occurred only after disclosing “adequate information,” as defined in Bankruptcy Code section 1125(a), to Holders of Claims and Interests entitled to vote on the Amended Plan. The Debtors, and their respective officers, managers, directors, employees, financial advisors, attorneys, accountants, consultants, and other Professionals, in each case in their capacities as such, have acted in “good faith” within the meaning of Bankruptcy Code section 1125(e). The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1129(a)(2).

k.	Bankruptcy Code Section 1129(a)(3)—Proposal of the Amended Plan in Good Faith

30. Based on the record before the Court, including all testimony and evidence proffered or adduced at or prior to the Confirmation Hearing, the Debtors have proposed the Amended Plan in good faith and not by any means forbidden by law. Consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Plan maximizes recoveries to Holders of Claims against and Interests in the Debtors through the Debtors’ reorganization, and the Debtors will emerge from chapter 11 with a capital structure and sufficient liquidity necessary for the Debtors to effectuate the Amended Plan and otherwise conduct their business. The Restructuring Transaction to be performed under or in connection with the Amended Plan is an essential element of the Amended Plan, and the terms of the various agreements evidencing the Restructuring Transaction are in the best interests of the Reorganized Debtors, the Debtors, the Debtors’ Estates and Holders of Claims and Interests, and were negotiated and obtained in good faith. In so determining, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Amended and Restated Restructuring Support Agreement, the Amended Plan, the process leading to the formulation of the Amended Plan and Confirmation, and the Objections. The Chapter 11 Cases were filed, and the Amended Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources to operate their business after the Effective Date. The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1129(a)(3).

l.	Bankruptcy Code Section 1129(a)(4)—Court Approval of Certain Payments as Reasonable

31. Payments made or to be made by the Debtors for services or for costs and expenses incurred in connection with the Chapter 11 Cases prior to the Effective Date, or in connection with the Amended Plan and incidental to the Chapter 11 Cases, including all Professional Fee Claims, have been approved by, or are subject to the approval of, the Court as reasonable. After the Effective Date, the Court will retain jurisdiction with respect to applications for allowance of Professional Fee Claims and expenses incurred up to and through the Effective Date in accordance with Article 2.2 of the Amended Plan. The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1129(a)(4).

m.	Bankruptcy Code Section 1129(a)(5)—Disclosure of Identity of Proposed Management and Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy

32. In Exhibit G to the Plan Supplement, the Debtors have provided the necessary disclosures regarding proposed directors and officers of the Reorganized Debtors following emergence from chapter 11, as required by Bankruptcy Code section 1129(a)(5)(A), and have also disclosed the nature of compensation of insiders (as defined in Bankruptcy Code section 101) who will be employed or retained by the Reorganized Debtors, as required by Bankruptcy Code section 1129(a)(5)(B). The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1129(a)(5).

n.	Bankruptcy Code Section 1129(a)(6)—Approval of Rate Changes

33. The Amended Plan does not contain any rate changes subject to jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval. Therefore, Bankruptcy Code section 1129(a)(6) does not apply to the Chapter 11 Cases.

o.	Bankruptcy Code Section 1129(a)(7)—Best Interests of Creditors and Interest Holders

34. The Amended Plan satisfies Bankruptcy Code section 1129(a)(7). The liquidation analysis attached as Exhibit D to the Disclosure Statement (the “Liquidation Analysis”) and the other evidence related thereto, as supplemented by the evidence proffered or adduced at or prior to the Confirmation Hearing, including the methodology used and assumptions made in the Liquidation Analysis, (a) are persuasive and credible as of the dates such evidence was prepared, presented or proffered, (b) have not been controverted by other persuasive evidence, (c) are based upon reasonable and sound assumptions, and (d) provide a reasonable estimate of the liquidation value of the Debtors’ Estates upon a hypothetical conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code.

35. With respect to Classes 1, 2, 4, 6, and 8, the Impaired Classes under the Amended Plan, Holders of Claims or Interests in each Class have accepted or been deemed to have accepted the Amended Plan or will receive under the Amended Plan, on account of their respective Claims or Interests, property of a value, as of the Effective Date, that is not less than the amount that each such Holder would have received if the Debtors had liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1129(a)(7).

p.	Bankruptcy Code Section 1129(a)(8)—Acceptance of the Amended Plan by Each Impaired Class

36. Impaired Classes 1, 2, and 4 affirmatively voted to accept the Amended Plan. In addition, Impaired Class 6 may be deemed to have accepted the Amended Plan in accordance with Article 3.3 thereof.

q.	Bankruptcy Code Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Bankruptcy Code Section 507(a)

37. The treatment of Administrative Expense Claims, as set forth in Article 2.1 of the Amended Plan, Professional Fee Claims, as set forth in Article 2.2 of the Amended Plan, Priority Claims, as set forth in Article 2.3 of the Amended Plan, and DIP Facility Claims, as set forth in Article 2.4 of the Amended Plan, is in accordance with the requirements of Bankruptcy Code section 1129(a)(9). The Amended Plan, therefore, satisfies Bankruptcy Code section 1129(a)(9).

r.	Bankruptcy Code Section 1129(a)(10)—Acceptance by at Least One Impaired Class of Claims

38. As set forth in the Voting Certification and herein, Classes 1, 2, and 4 have affirmatively voted to accept the Amended Plan, and Class 6 may be deemed to have accepted the Amended Plan in accordance with Article 3.3 thereof. As such, there is at least one Class of Claims that is Impaired under the Amended Plan that has accepted the Amended Plan, thus satisfying Bankruptcy Code section 1129(a)(10).

s.	Bankruptcy Code Section 1129(a)(11)—Feasibility of the Amended Plan

39. The Amended Plan is feasible and satisfies the requirements of Bankruptcy Code section 1129(a)(11). The evidence proffered or adduced at the Confirmation Hearing including, without limitation, the Debtors’ access to up to $95 million in exit financing, establishes that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Amended Plan and service their debt obligations. Further, uncontroverted evidence proffered or adduced at or prior to the Confirmation Hearing, which evidence is reasonable, persuasive and credible, establishes that the Amended Plan is feasible and Confirmation of the Amended Plan is not likely to be followed by the Reorganized Debtors liquidating or requiring further financial reorganization, except as may be otherwise contemplated by the Amended Plan. Such evidence establishes that the Reorganized Debtors’ business plan contemplates that the Reorganized Debtors intend to raise the capital necessary to complete construction of a mill to process sulfide ore; provided, that the Reorganized Debtors may pursue a sale transaction outside of bankruptcy. For the avoidance of doubt, nothing in this Confirmation Order shall constrain the actions of the board of directors of Reorganized ANV or governing bodies of the other Reorganized Debtors, or such board’s or governing bodies’ respective ability to act, in furtherance of its fiduciary duties under all Applicable Laws.

t.	Bankruptcy Code Section 1129(a)(12)—Payment of Statutory Bankruptcy Fees

40. Article 10.11 of the Amended Plan provides that all fees payable by the Debtors under 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first. The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1129(a)(12).

u.	Bankruptcy Code Sections 1129(a)(13), 1129(a)(14), 1129(a)(15), and 1129(a)(16)

41. The Debtors do not have any “retiree benefits” programs as such term is defined in Bankruptcy Code section 1114, and the Debtors do not owe any domestic support obligations, are not individuals, and are not nonprofit corporations. Therefore, Bankruptcy Code sections 1129(a)(13), 1129(a)(14), 1129(a)(15), and 1129(a)(16) do not apply to the Chapter 11 Cases.

v.	Bankruptcy Code Section 1129(b)—Classification of Claims and Interests and Confirmation of Amended Plan over Rejecting Class

42. Notwithstanding the fact that Class 6 did not affirmatively vote to accept the Amended Plan and Class 8 voted to reject the Amended Plan, the Amended Plan may be confirmed pursuant to Bankruptcy Code section 1129(b)(1) because: (i) at least one Impaired Class of Claims (Classes 1, 2 and 4) voted to accept the Amended Plan and (ii) the Amended Plan satisfies the requirements of Bankruptcy Code section 1129(b) with respect to Classes 6 and 8. Specifically, no Class of Claims or Interests of similar legal rights is receiving different treatment under the Amended Plan, and no Holder of any junior Claim or Interest will receive any recovery under the Amended Plan. Accordingly, the Amended Plan does not violate the absolute priority rule, does not unfairly discriminate and is fair and equitable with respect to Classes 6 and 8. Further, no senior Class is receiving more than full recovery on account of its Claims. Allowed Class 6 Claims, if any, arose out of the purchase or sale of Existing Equity

Interests and, in accordance with Bankruptcy Code section 510(b), have the same priority as Existing Equity Interests. Therefore, the classification and treatment of such Class 6 Claims is consistent with Bankruptcy Code section 1122.

43. Accordingly, the Amended Plan satisfies the requirements of Bankruptcy Code section 1129(b) and may be confirmed even though Bankruptcy Code section 1129(a)(8) is not satisfied. After entry of this Confirmation Order and upon the occurrence of the Effective Date, the Amended Plan shall be binding upon the Holders of Claims in Class 6, regardless of whether they are deemed to accept or reject the Amended Plan, and Interests in Class 8.

w.	Bankruptcy Code Section 1129(c)—Only One Plan

44. Other than the Amended Plan (including previous versions thereof), no other plan has been filed for the Debtors in the Chapter 11 Cases. The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1129(c).

x.	Bankruptcy Code Section 1129(d)—Principal Purpose of Amended Plan is Not Avoidance of Taxes or the Application of Section 5 of the Securities Act

45. The principal purpose of the Amended Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act (15 U.S.C. § 77e), and there has been no filing by any Governmental Unit asserting any such attempted avoidance. The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 1129(d).

P.	Satisfaction of Confirmation Requirements

46. Based upon the foregoing, the Amended Plan satisfies the requirements for Confirmation set forth in Bankruptcy Code section 1129.

Q.	Good Faith

47. Based upon the record before the Court in the Chapter 11 Cases, including all testimony and evidence proffered or adduced at or prior to the Confirmation Hearing, the

Debtors, the Creditors Committee, the Equity Committee, the Consenting Noteholders, the Exit Facility Lenders, the Secured Lenders, the DIP Lenders, the DIP Agent, the DIP Backstop Lenders, the Indenture Trustee, and the respective officers, managers, directors, employees, financial advisors, attorneys, accountants, consultants, and other professionals retained by all of the foregoing Persons, in each case in their capacity as such, and only if serving in such capacity, have acted in good faith (including, without limitation, within the meaning of Bankruptcy Code sections 1125(e) and 1126(e)), in respect of the Amended Plan and the arm’s length negotiations among the parties with respect to the formulation thereof and will continue to act in good faith if they proceed to (a) consummate the Amended Plan and the agreements, settlements, transactions, issuances and transfers contemplated thereby and (b) take the actions authorized and directed by this Confirmation Order and the Amended Plan.

R.	Restructuring Transactions

48. The Restructuring Transactions contemplated in accordance with Article IV of the Amended Plan, including, without limitation: (i) the entry into (a) the New First Lien Term Loan Credit Facility, (b) the Exit Facility, (c) the Stockholders Agreement, (d) the New Intercreditor Agreement and (e) the New Warrant Agreement; (ii) the issuance of (a) New First Lien Term Loans, (b) New Second Lien Convertible Notes, (c) New Common Stock and (d) New Warrants; and (iii) the adoption of the New Organizational Documents, are necessary and appropriate for consummation of the Amended Plan and the success and feasibility thereof, have been negotiated in good faith, at arm’s length, and are in the best interests of the Debtors, their Estates, the Reorganized Debtors, and Holders of Claims and Interests, and shall, upon the Effective Date, constitute valid, binding and enforceable documents and agreements on all parties thereto or deemed to be bound thereby, not in conflict with any federal, state or local law.

S.	Disclosure of Agreements and Other Documents

49. The Debtors have disclosed all material facts about the Amended Plan, including, without limitation, facts regarding: (a) the adoption of the New Organizational Documents and the terms thereof; (b) the selection of directors and officers of the Reorganized Debtors; (c) the issuance of shares of New Common Stock, the New Warrants and the New Second Lien Convertible Notes, the issuance of New Common Stock upon exercise of the New Warrants and the issuance of shares of New Common Stock upon the conversion of the New Second Lien Convertible Notes; (d) the entry into the New First Lien Term Loan Credit Agreement and the New Second Lien Convertible Notes Definitive Agreement, and the grant and perfection of the Liens on and security interests in the assets and properties of the Reorganized Debtors created or evidenced (or purported to be created or evidenced) by the security agreements, pledge agreements, collateral assignments, control agreements, mortgages, deeds, financing statements and other documents, agreements and instruments executed and/or delivered in connection with the New First Lien Term Loan Credit Agreement and/or the New Second Lien Convertible Notes Definitive Agreement; (e) the adoption, execution and implementation of the other documents, instruments, agreements, actions and matters provided for under the Amended Plan involving corporate actions to be taken by or required of the Debtors or the Reorganized Debtors, including the Restructuring Transactions; (f) the securities registration exemptions for the offering, issuance, distribution and sale of shares of New Common Stock, the New Warrants, and the New Second Lien Convertible Notes, and the offering, issuance, distribution and sale of New Common Stock upon exercise of the New Warrants or the conversion of the New Second Lien Convertible Notes, as applicable; (g) the exemption of the requirement to pay certain taxes under Bankruptcy Code section 1146(a); (h) the Management Incentive Plan and Post-Emergence Key

Employee Retention Program, and other employment-related agreements, plans and programs; (i) the adoption, execution and delivery of all other material contracts, leases, instruments, certificates, releases, indentures, supplemental indentures and other agreements related to any of the foregoing; and (j) the selection and designation of the Creditor Representative and the New Warrant Representative.

T.	Implementation of Other Necessary Documents and Agreements

50. All documents and agreements necessary to implement the Amended Plan, including, without limitation, those contained in the Plan Supplement, which are incorporated into and are a part of the Amended Plan as set forth in Article 1.144 of the Amended Plan, and all other relevant and necessary documents and agreements relating to the Amended Plan or the transactions contemplated thereby have been negotiated in good faith and at arm’s length. The Debtors have exercised reasonable business judgment in determining to enter into all such documents and agreements and have provided sufficient and adequate notice of such documents and agreements to parties in interest.

U.	Executory Contracts and Unexpired Leases; Adequate Assurance

51. The Debtors have exercised reasonable business judgment in determining whether to assume, assume and assign, or reject each of their executory contracts and unexpired leases as set forth in Article V of the Amended Plan, Exhibit I to the Plan Supplement, or otherwise, and in this Confirmation Order.

52. The assumption, assumption and assignment, or rejection of executory contracts and unexpired leases pursuant to this Confirmation Order and in accordance with Article V of the Amended Plan is integral to the Amended Plan and is in the best interests of the Debtors, their Estates, Holders of Claims and Interests, and other parties in interest.

53. The Debtors have satisfied the provisions of Bankruptcy Code section 365 with respect to the assumption or rejection of executory contracts and unexpired leases as contemplated by the Amended Plan. The Debtors have provided adequate assurance of future performance for each of the executory contracts and unexpired leases that are being assumed by the Reorganized Debtors, as applicable, pursuant to the Amended Plan. The Debtors have cured or provided adequate assurance that the Reorganized Debtors will cure defaults (if any) under or relating to each of the executory contracts and unexpired leases that are being assumed by the Reorganized Debtors, as applicable, pursuant to the Amended Plan.

V.	Intercompany Claims

54. Further to Article 2.11 of the Amended Plan, the Debtors have determined, with the consent of the Requisite Consenting Parties, to extinguish the Intercompany Claims by way of contributions to capital of the respective obligators, and such extinguishment and contributions shall occur immediately, and without further action, upon the Effective Date.

W.	Substantive Consolidation for Plan Purposes Only

55. The consolidation of the Debtors’ Estates into a single consolidated Estate, solely for all purposes associated with Confirmation and consummation of the Amended Plan, in accordance with Article 4.2 thereof, avoids the inefficiency of proposing, voting on, and making distributions on account of entity-specific Claims and Interests and is justified in these Chapter 11 Cases.

X.	Valuation

56. The valuation analysis attached as Exhibit E to the Disclosure Statement (the “Valuation Analysis”), the Klein Declaration, and the other evidence related thereto, as supplemented by the evidence proffered or adduced at or prior to the Confirmation Hearing, including the methodology used and the assumptions made in the Valuation Analysis, provide the basis for the Amended Plan and (a) are reasonable, persuasive, credible and accurate as of the dates such evidence was prepared, presented or proffered, (b) have not been controverted by other persuasive evidence, (c) use reasonable and appropriate methodologies and assumptions, and (d) are consistent with generally accepted valuation methodologies approved by Courts in this District. See, e.g., In re Coram Healthcare Corp., 315 B.R. 321, 337 (Bankr. D. Del. 2004); In re Nellson Nutraceutical, Inc., 356 B.R. 364, 370 (Bankr. D. Del. 2006); In re Am. Home Morg. Holdings, Inc., 411 B.R. 181, 192 (Bankr. D. Del. 2009); In re Spansion, Inc., 426 B.R. 114, 131 (Bankr. D. Del. 2010).

Y.	Releases, Exculpation and Injunction

57. The release, exculpation, and injunction provisions set forth in the Amended Plan (as modified herein), including, without limitation, the releases, exculpations and injunctions contained in Article IX of the Amended Plan (as modified herein), constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are: (i) made in exchange for good, valuable and adequate consideration provided by the Persons being released or exculpated and represent good faith settlements and compromises of the claims being released; (ii) in the best interests of the Debtors, their Estates, and Holders of Claims and Interests; (iii) fair, necessary, equitable, and reasonable; and (iv) integral elements of the resolution of the Chapter 11 Cases in accordance with the Amended Plan. Proper, timely, adequate and sufficient notice of the release, exculpation and injunction provisions set forth in the Amended Plan, including, without limitation, the releases, exculpations and injunctions contained in Article IX of the Amended Plan (as modified herein), has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, the orders of the Court and due process. Interested parties have had a sufficient and adequate opportunity to object to such provisions and be heard as to their objections, and no further notice of such provisions is required for entry of this Confirmation Order. Each of the release, exculpation, and injunction provisions set forth in the Amended Plan (as modified herein) and this Confirmation Order is: (a) within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (b) an essential means of implementing the Amended Plan pursuant to Bankruptcy Code section 1123(a)(5); (c) an integral element of the transactions incorporated into the Amended Plan; (d) conferring material benefit on, and is in the best interests of, the Debtors, their Estates, and Holders of Claims and Interests; (e) important to the overall objectives of the Amended Plan to resolve all Claims and Interests, and the Debtors’ organization, capitalization, operation, and reorganization, in accordance with the Amended Plan; and (f) consistent with Bankruptcy Code sections 105, 1123 and 1129 and other applicable provisions of the Bankruptcy Code and any other Applicable Laws.

Z.	Conditions to Effective Date

58. Each of the conditions precedent to the Effective Date set forth in Article 8.1 of the Amended Plan is reasonably likely to be satisfied or waived in accordance with the Amended Plan.

AA.	Retention of Jurisdiction

59. The Court may properly retain jurisdiction over all matters arising out of or related to the Chapter 11 Cases, the Debtors, the Reorganized Debtors and the Amended Plan after the Effective Date, to the fullest extent permitted by law, in accordance with Article 10.1 of the Amended Plan.

*        *        *         *        *

ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

A.	Confirmation of Amended Plan

1. The Amended Plan and each of its provisions, all documents and agreements necessary for its implementation, including, without limitation, those contained in the Plan Supplement, which are incorporated into and are a part of the Amended Plan as set forth in Article 1.144 of the Amended Plan, and all other relevant and necessary documents and agreements are APPROVED and CONFIRMED pursuant to Bankruptcy Code section 1129. The terms of the Amended Plan, the Plan Supplement and all exhibits and addenda thereto are incorporated by reference into, and are an integral part of, this Confirmation Order (subject to any provision incorporated by such reference being governed by an express and contradictory provision herein).

B.	Objections to Amended Plan Overruled

2. All parties have had a full and fair opportunity to litigate all issues raised by the Objections, or which might have been raised, and the Objections have been fully and fairly litigated.

3. To the extent that any Objections, reservations of rights, requests, statements, or joinders to Objections to Confirmation, including in connection with the designation of votes pursuant to Bankruptcy Code section 1126(e), have not been withdrawn, waived, or settled prior to entry of this Confirmation Order or otherwise resolved or adjourned for later adjudication by the Court as stated on the record of the Confirmation Hearing, they are hereby overruled on the merits.

C.	Findings of Fact and Conclusions of Law

4. The findings of fact and conclusions of law stated in this Confirmation Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the Chapter 11 Cases by Bankruptcy Rule 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact. Further, any findings of fact and conclusions of law announced on the record in open court at the Confirmation Hearing are incorporated by reference herein.

D.	Confirmation Order Controls

5. The provisions of the Amended Plan and this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purpose of each; provided, however, that if there is any direct conflict between the Amended Plan, the Plan Supplement, the exhibits and addenda thereto (including the terms of the Amended Plan, the Plan Supplement, and the exhibits and addenda thereto incorporated by reference herein), and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

E.	Separate Plans

6. The Amended Plan is a separate Amended Plan for each of the Debtors. Accordingly, the provisions of the Amended Plan, including, without limitation, the definitions and distributions to Holders of Allowed Claims and Interests, shall apply to the respective assets of, Claims against, and Interests in, each Debtor’s separate Estate.

F.	Modifications to Amended Plan

7. The modifications to the Amended Plan described herein meet the requirements of Bankruptcy Code sections 1127(a) and (c). Such amendments do not adversely change the treatment of the Claim of any creditor or Interest of any equity security holder within the meaning of Bankruptcy Rule 3019, and no further solicitation of votes or voting is required.

G.	Provisions of the Amended Plan and Confirmation Order are Nonseverable and Mutually Dependent

8. The provisions of the Amended Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are each nonseverable and mutually dependent.

H.	Preparation, Delivery, and Execution of Additional Documents by Third Parties

9. All Holders of Claims and Interests receiving distributions pursuant to the Amended Plan and all other parties in interest shall, from time to time and as requested by the Debtors or Reorganized Debtors, take any reasonable actions as may be necessary or advisable to effectuate the provisions and intent of the Amended Plan and this Confirmation Order.

I.	Record Closed

10. The record of the Confirmation Hearing is closed.

J.	Notice

11. Good and sufficient notice has been provided with respect to: (a) the Confirmation Hearing; (b) the deadline for filing and serving objections to the Amended Plan; (c) the proposed cure amounts and the deadline for filing objections to cure amounts; (d) the settlements, releases, exculpations, injunctions, and related provisions in the Amended Plan; and (e) the other hearings described in the Disclosure Statement Order and the Amended Plan. Such notice has been and is hereby approved. No other or further notice is required.

K.	Plan Classification Controlling

12. The terms of the Amended Plan alone shall govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims and Interests entitled to vote to accept or reject the Amended Plan: (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Amended Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification or amounts of such Claims or Interests under the Amended Plan for distribution purposes; (c) may not be relied upon by any Holder of Claims or Interests as representing the actual classification or amounts of such Claims or Interests under the Amended Plan for distribution purposes; and (d) do not otherwise bind the Debtors or the Reorganized Debtors. The classification scheme of the Amended Plan and the treatment of all Claims and Interests provided thereunder are hereby approved.

L.	Treatment in Full Satisfaction

13. The treatment of Claims and Interests set forth in Article II of the Amended Plan is in full and complete satisfaction of the legal, contractual and equitable rights that each Person holding a Claim or an Interest may have against the Debtors, their Estates or their respective property, except as expressly provided in the Amended Plan or this Confirmation Order. The Reorganized Debtors are authorized to use this Confirmation Order as evidence of the release of Liens.

M.	Matters Relating to Implementation of the Amended Plan

a.	Operation of the Debtors Between the Confirmation Date and the Effective Date

14. Upon the entry of this Confirmation Order, the Debtors shall continue to operate as debtors in possession pursuant to the Bankruptcy Code and the Bankruptcy Rules during the period from entry of this Confirmation Order (such date, the “Confirmation Date”) through and until the Effective Date; provided, however, that the Debtors’ management of their properties, operation of their business and use, acquisition or disposition of their assets shall be effectuated in a manner consistent with the Amended Plan and this Confirmation Order.

b.	Corporate Existence; Vesting of Assets in the Reorganized Debtors

15. Except as otherwise provided in the Amended Plan or in this Confirmation Order or as contemplated by the Restructuring Transaction, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, or other form, as the case may be, with all the powers of a corporation, limited liability company, or other form, as the case may be, pursuant to the applicable laws in the jurisdiction in which each applicable Reorganized Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended or amended and restated, by or in accordance with this Confirmation Order, the Amended Plan, the Amended and Restated Restructuring Support Agreement and the Exit Facility, and to the extent such documents are amended or amended and restated, such documents are deemed to be amended or amended and restated (as applicable) pursuant to this Confirmation Order, the Amended Plan, the Amended and Restated Restructuring Support Agreement and the Exit Facility and require no further action or approval, and if any Reorganized Debtor files or submits any such amendment to its certificate of incorporation (or other formation documents), or any amendment and restatement thereof, with any Governmental Unit (including, without limitation, the Secretary of State of the State of Delaware and/or the Secretary of State of the State of Nevada), such filing and submission shall be deemed to comply with all Applicable Laws (including, without limitation, all Applicable Laws relating to the due execution, acknowledgment, filing and effectiveness thereof) and without the requirement of any further or additional documents to be executed and/or filed by, payments to be made by, or acts to be performed or undertaken by or on the part of, the Debtors, the Reorganized Debtors or any other Person, and such Governmental Unit is authorized, empowered, directed and ordered to accept such filing or submission and declare the same effective. Each of the Reorganized Debtors may freely and without further approval of the Court take any and all actions with respect to their corporate governance in accordance with Applicable Laws.

16. Except as otherwise provided in the Amended Plan, the Restructuring Transaction, or any agreement, instrument, settlement or other document incorporated therein, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Amended Plan, to the fullest extent provided by Bankruptcy Code section 541, and any and all other rights and assets of the Debtors of every kind and nature, including equity and other interests in non-Debtor affiliates, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, Interests, charges, or other encumbrances, including, without limitation, any and all Liens, Claims, Interests, charges, or other encumbrances that were granted, described, authorized or perfected pursuant to the DIP Facility, other than those Liens, Claims, Interests, charges, or other encumbrances retained or created pursuant to the Amended Plan or any document entered into in connection with the transactions described in the Amended Plan (including the Liens and security interests created or evidenced (or purported to be created or evidenced) by the security agreements, pledge agreements, collateral assignments, control agreements, mortgages, deeds, financing statements and other documents, agreements and instruments executed and/or delivered in connection with the New First Lien Term Loan Credit Agreement and/or the New Second Lien Convertible Notes Definitive Agreement). Such vesting does not constitute a voidable transfer under the

Bankruptcy Code or applicable law. On and after the Effective Date, subject to any limitations set forth in the Amended Plan, each Reorganized Debtor may operate its business, may use, acquire and dispose of property, may retain, compensate and pay any professionals or advisors, and compromise or settle any Claims or Interests without supervision of or approval by the Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

N.	Restructuring Transactions

17. Subject to the Amended Plan, the Debtors and Reorganized Debtors are authorized to dissolve certain Debtors, as set forth in Article 4.17 of the Amended Plan, and enter into one or more Restructuring Transactions, as set forth in Article 4.1 of the Amended Plan, as may be necessary or appropriate to simplify their corporate structure and effect a corporate restructuring. The Debtors and the Reorganized Debtors are authorized to take any actions to direct any third parties, including, without limitation, any incorporator or other corporate actor, to take such steps as may be required to effect, document or otherwise evidence any dissolution, merger or amalgamation of entities in accordance with the Restructuring Transactions, including, without limitation, any intercompany transfers of assets, formation of any new limited liability companies and corporations, corporate name change, and any intercompany transfer of equity without the need for any further notice to, action, order or approval of the Court.

18. All actions taken by the Debtors prior to entry of this Confirmation Order, in accordance with Article 4.1 of the Amended Plan, are hereby approved. Subject to the terms of the Amended Plan and this Confirmation Order, the Debtors are further authorized, without further notice to or action, order or approval of the Court or any other Person, to enter into and take any additional actions under or in connection with the Restructuring Transaction to be effectuated on or prior to the Effective Date, including such actions as the Debtors deem necessary or appropriate to facilitate such transactions, upon entry of this Confirmation Order; provided, that where a surviving, resulting or acquiring corporation in any such Restructuring Transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of such Reorganized Debtor pursuant to the Amended Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, to the extent not already paid or satisfied. Subject to the terms of the Amended Plan and this Confirmation Order, following the Effective Date, the Debtors and Reorganized Debtors are authorized to effect the Restructuring Transaction and take any and all steps and actions as they deem necessary or appropriate to effect the Restructuring Transaction, including modifications to the same, or otherwise effect a more tax efficient or simpler corporate structure.

O.	Authorization to Pay Obligations Under DIP Facility

19. In full and final satisfaction, settlement, release and discharge of the Allowed DIP Facility Claims, on the Effective Date, all Allowed DIP Facility Claims shall be paid in full in Cash. Upon payment and satisfaction in full of all Allowed DIP Facility Claims, all Liens and security interests granted to secure such obligations shall be deemed to be terminated and of no further force or effect.

P.	Intercompany Claims and Interests

20. On the Effective Date, (i) all Intercompany Claims shall be contributed to capital and (ii) all Intercompany Interests shall be Reinstated.

Q.	Binding Effect; Effectiveness; Successors and Assigns

21. Except as otherwise provided in Bankruptcy Code section 1141(d)(3) and subject to the occurrence of the Effective Date, on and after the Confirmation Date, all provisions of the

Amended Plan, including all agreements, instruments and other documents filed in connection with the Amended Plan or executed by the Debtors or Reorganized Debtors in connection with the Amended Plan, including the Plan Supplement, shall be immediately effective and enforceable and deemed binding in accordance with their respective terms upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether any such Holders of Claims or Interests failed to vote to accept or reject the Amended Plan, voted to accept or reject the Amended Plan, or are deemed to accept or reject the Amended Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations and injunctions described in the Amended Plan, each Person acquiring property under the Amended Plan, any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors, and any other Persons affected in any manner by the Amended Plan.

22. The payments, obligations and benefits of any Person named or referred to in the Amended Plan shall be binding upon and inure to the benefit of such Person’s heirs, executors, administrators, successors or assigns, including, with respect to the Debtors, the Reorganized Debtors, any successor to the Debtors or the Reorganized Debtors or any Estate representative appointed or selected pursuant to Bankruptcy Code section 1123, including any trustee subsequently appointed in any of the Chapter 11 Cases or in any superseding chapter 7 case.

R.	Cancellation of Existing Securities and Agreements

23. Except for the purpose of evidencing a right to distribution under the Amended Plan, and except as otherwise set forth in the Amended Plan, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest other than Intercompany Interests or the Indemnity Obligations, and any rights of any holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect. The holders of or parties to such cancelled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights expressly provided for pursuant to the Amended Plan.

S.	Cancellation of Certain Existing Security Interests

24. Upon the payment or other satisfaction of an Allowed Secured ABL Claim, Allowed Secured Swap Claim, or Allowed Other Secured Claim, the holder of such Allowed Claim shall deliver to the Debtors or Reorganized Debtors (as applicable) any collateral or other property of the Debtors held by such holder. Any financing statements, mortgages, mechanic’s liens, lis pendens, or agreements relating thereto shall be deemed automatically cancelled, terminated and of no further force or effect, without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the parties, as applicable, thereunder shall be deemed discharged, and any applicable Governmental Unit is authorized, empowered, directed and ordered to accept entry of this Confirmation Order as an order approving cancellation and termination of the same.

T.	Issuance of Plan Securities

25. On the Effective Date, Reorganized ANV is authorized to and shall issue and distribute, or cause to be distributed, the New Common Stock, the New Warrants, the New Second Lien Convertible Notes, and any and all other securities, notes, stock, instruments, certificates and other documents or agreements required to be issued, executed or delivered pursuant to the Amended Plan without the need for any further corporate or shareholder action. The New Common Stock, the New Warrants, and the New Second Lien Convertible Notes, and any other such securities issued on or around the Effective Date are, and the issuance of New Common Stock upon exercise of the New Warrants or the conversion of the New Second Lien Convertible Notes will be, duly authorized, validly issued and, in the case of any equity securities, fully paid and non-assessable.

26. Any Holder of a Claim that is to be distributed shares of New Common Stock pursuant to the Amended Plan shall be deemed to have duly executed and delivered to Reorganized ANV a counterpart to the Stockholders Agreement, and the Stockholders Agreement shall be deemed to be a valid, binding and enforceable obligation of such Holder (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters’ or similar rights) even if such Holder has not actually executed and delivered a counterpart thereof. In addition, the holders of shares of New Common Stock shall be bound by, and such shares of New Common Stock shall be subject to, all of the terms and provisions of the Second Amended and Restated Certificate of Incorporation of Reorganized ANV (as further amended, supplemented, amended and restated or otherwise modified from time to time).

27. Each holder of shares of New Common Stock, whether such holder acquired such shares of New Common Stock on the Effective Date or any time or from time to time thereafter, shall be deemed to have actual knowledge of the terms, provisions, restrictions and conditions set forth in the Second Amended and Restated Certificate of Incorporation of Reorganized ANV attached as Exhibit A-1(a) to the Plan Supplement (as further amended, supplemented, amended and restated or otherwise modified from time to time) and the Stockholders Agreement attached as Exhibit J to the Plan Supplement (including, without limitation, the restrictions on transfer of shares of New Common Stock set forth in Section 6 of the Second Amended and Restated Certificate of Incorporation of Reorganized ANV and the restrictions on transfer of shares of New Common Stock set forth in Article II of the Stockholders Agreement) for all purposes of the Second Amended and Restated Certificate of Incorporation of Reorganized ANV, the

Stockholders Agreement and applicable law (including, without limitation, the Delaware General Corporation Law and the Uniform Commercial Code as adopted and in effect in any applicable jurisdiction), whether or not any certificate evidencing shares of New Common Stock owned or held by such holder bear the legends set forth in Sections 2.1(e)(i) and 2.1(e)(ii) of the Stockholders Agreement or whether or not any such holder received a separate notice of such terms, provisions, restrictions and conditions. Without limiting the foregoing, this Confirmation Order and the Amended Plan (including the Plan Supplement) shall be deemed sufficient and adequate notice of such terms, provisions, restrictions and conditions to all holders of New Common Stock, such that all such holders shall be deemed to have actual knowledge thereof and shall be deemed to have acquired (whether on the Effective Date or any time or from time to time thereafter) such shares of New Common Stock subject thereto.

U.	Exit Facility

28. Without limiting, impairing or modifying any previous order of the Court approving or governing the Exit Facility or the definitive documents related thereto, the Debtors’ entry into the New Second Lien Convertible Notes Definitive Agreement, and all documents and agreements contemplated therein, and the consummation and performance of the transactions contemplated therein, are approved and, upon execution and delivery of the New Second Lien Convertible Notes Definitive Agreement and such other documents and agreements by the applicable parties, and the satisfaction or waiver of all conditions precedent to the effectiveness thereof, (i) the New Second Lien Convertible Notes Definitive Agreement and such other documents and agreements shall be in full force and effect and valid, binding, and enforceable immediately in accordance with their respective terms, and (ii) the Liens and security interests created (or purported to be created) by the security agreements, pledge agreements, collateral assignments, control agreements, mortgages, deeds, financing statements and other documents, agreements and instruments executed and/or delivered in connection with the New Second Lien Convertible Notes Definitive Agreement shall be deemed to be valid, attached and perfected Liens on and security interests in the assets and properties of the Reorganized Debtors covered thereby in favor of the collateral agent under the New Second Lien Convertible Notes Definitive Agreement, for the benefit of the holders of the New Second Lien Convertible Notes, in each case of clause (i) and clause (ii) above, without further notice to or action, order, consent or approval of the Court or any other Person or other act or action under applicable law and shall be deemed not to contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any material contract or agreement to which any Debtor or Reorganized Debtor is a party or which any Debtor’s or Reorganized Debtor’s properties, assets, rights or interests are bound. The Debtors or the Reorganized Debtors, as applicable, are authorized, without further notice to or action, order, consent or approval of the Court or any other Person, to: (a) enter into and perform under the New Second Lien Convertible Notes Definitive Agreement; (b) execute and deliver all agreements, documents, instruments, notices and certificates relating to the Exit Facility (including, without limitation, all security agreements, pledge agreements, collateral assignments, control agreements, mortgages, deeds and financing statements) and, to the extent applicable, grant and create the Liens on and security interests in any of their assets or properties contemplated thereby; (c) incur and pay all fees and expenses and all other obligations required to be paid in connection with the Exit Facility as and when they become due; (d) issue the New Second Lien Convertible Notes, issue shares of New Common Stock upon conversion of the New Second Lien Convertible Notes, and reserve a sufficient number of shares of New Common

Stock for issuance upon conversion of the New Second Lien Convertible Notes; and (e) perform all obligations under the Exit Facility Commitment Letter and the New Second Lien Convertible Notes Definitive Agreement, including the indemnity, contribution and expense advancement and reimbursement obligations set forth therein.

V.	Issuance of New First Lien Term Loans

29. Without limiting, impairing or modifying any previous order of the Court approving or governing the New First Lien Term Loan Credit Agreement or the definitive documents related thereto, the Debtors’ entry into the New First Lien Term Loan Credit Agreement, and all documents and agreements contemplated therein, and the consummation and performance of the transactions contemplated therein, are approved and, upon execution and delivery of the New First Lien Term Loan Credit Agreement and such other documents and agreements relating thereto by the applicable parties, and the satisfaction or waiver of all conditions precedent to the effectiveness thereof, (i) the New First Lien Term Loan Credit Agreement and such other documents and agreements shall be in full force and effect and valid, binding, and enforceable immediately in accordance with their respective terms, and (ii) the Liens and security interests created (or purported to be created) by the security agreements, pledge agreements, collateral assignments, control agreements, mortgages, deeds, financing statements and other documents, agreements and instruments executed and/or delivered in connection with the New First Lien Term Loan Credit Agreement shall be deemed to have created valid, attached and perfected Liens on and security interests in the assets and properties of the Reorganized Debtors covered thereby in favor of the collateral agent under the New First Lien Term Loan Credit Agreement, for the benefit of the Finance Parties (as defined in the New First Lien Term Loan Credit Agreement), in each case of clause (i) and clause (ii) above, without further notice to or action, order, or approval of the Court or any other Person or other act or action under applicable law and shall be deemed not to contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any material contract or agreement to which any Debtor or Reorganized Debtor is a party or which any Debtor’s or Reorganized Debtor’s properties, assets, rights or interests are bound. The Debtors or the Reorganized Debtors, as applicable, are authorized, without further notice to or action, order, consent or approval of the Court or any other Person, to: (a) enter into and perform under the New First Lien Term Loan Credit Agreement; (b) execute and deliver all agreements, documents, instruments, notices and certificates relating thereto (including, without limitation, all security agreements, pledge agreements, collateral assignments, control agreements, mortgages, deeds and financing statements) and, to the extent applicable, grant and create the Liens on and security interests in any of their assets or properties contemplated thereby; (c) incur and pay all fees and expenses and all other obligations required to be paid in connection with the New First Lien Term Loan Credit Facility as and when they become due; and (d) perform all obligations under the New First Lien Term Loan Credit Agreement and the documents and agreements relating thereto, including the indemnity, contribution and expense advancement and reimbursement obligations set forth therein.

W.	Employee Benefits and Compensation Provisions

30. As of the Effective Date, the Reorganized Debtors shall be authorized to adopt and establish the Post-Emergence Key Employee Retention Plan and the Management Incentive Plan. For the avoidance of doubt, this Confirmation Order shall not be deemed to be an approval or authorization of the specific terms of the Management Incentive Plan or the Post-Emergence Key Employee Retention Program.

X.	Corporate Actions, Documents and Further Transactions

31. In accordance with Bankruptcy Code section 1142, the implementation and consummation of the Amended Plan in accordance with its terms shall be, and hereby is, authorized and approved, and the Debtors and the Reorganized Debtors, or any other Person designated pursuant to the Amended Plan shall be, and hereby are, authorized, empowered, and directed to issue, enter into, execute, deliver, file, and record any document whether or not such document is specifically referred to in the Amended Plan, the Plan Supplement, the Disclosure Statement, or any exhibit thereto, and to take any action necessary or appropriate to consummate the Amended Plan and all transactions, distributions, and agreements therein, including creating any reserves necessary for Disputed Claims, in accordance with its terms, without the need for any further notice to, or action, order or approval of the Court, or other act or action under Applicable Laws, except in either case, those expressly required pursuant to the Amended Plan. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Amended Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Amended Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

32. Each of the Debtors and Reorganized Debtors, as applicable, and any of their respective officers and designees, are authorized, without further notice to, or action, order or approval of the Court or any other Person, to execute, deliver, file, publish, or record such contracts, instruments, certificates, releases, indentures, and other agreements or documents, to perform their obligations thereunder, including, without limitation, to pay all fees, costs and expenses thereunder in accordance with the Amended Plan, and take such actions or seek such orders, judgments, injunctions and rulings as the Debtors or Reorganized Debtors deem necessary or appropriate to effectuate and further evidence the terms and conditions of the Amended Plan, and this Confirmation Order, or any notes or securities issued pursuant to the Amended Plan, or to otherwise comply with Applicable Laws. The terms and conditions of such documents and agreements are reaffirmed or approved, as applicable, and shall, upon completion of documentation and execution, be valid, binding and enforceable, shall not conflict with any Applicable Laws, and shall be deemed not to contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any material contract or agreement to which any Debtor or Reorganized Debtor is a party or which any Debtor’s or Reorganized Debtor’s properties, assets, rights or interests are bound. No non-Debtor party to any material contract shall be permitted to cancel or terminate any contract or declare a default, claim that additional fees or other payments are due, increase or modify rights, benefits or obligations or accelerate any obligation under such contract or otherwise take action against the Debtors as result of these Chapter 11 Cases, any Debtor’s failure to perform any obligation under such contract, or the consummation of the transactions contemplated by this Confirmation Order, including, without limitation, entry into the New First Lien Term Loan Credit Agreement and the definitive documents related thereto and the New Second Lien Convertible Notes Definitive Agreement and the definitive documents related thereto.

33. Each of the matters provided for by the Amended Plan, including those that would otherwise require approval of the shareholders, directors, managers, or members of the Debtors or Reorganized Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Amended Plan, and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified, in each case without any requirement of further action by Holders of Claims or Interests, shareholders, directors, managers or members of the Debtors, or any other Person.

Y.	Officers and Boards of Directors of Reorganized Debtors

34. The initial board of directors and officers of Reorganized ANV shall consist of the persons identified in Exhibit G to the Plan Supplement. On the Effective Date and effective as of the Effective Date, the new directors and officers of Reorganized ANV shall be deemed elected and appointed, without the need for any further notice to or action, order, consent or approval of the Court or any other Person, or other act or action under Applicable Laws.

Z.	Exemption from Transfer Taxes

35. Pursuant to Bankruptcy Code section 1146(a), the issuance, transfer, or exchange of notes, equity securities, instruments or documents under or in connection with the Amended Plan (including, without limitation, the issuance of shares of New Common Stock, the New Warrants and the New Convertible Second Lien Notes, the issuance of shares of New Common Stock upon exercise of the New Warrants, and the issuance of shares of New Common Stock upon conversion of the New Second Lien Convertible Notes), the assignment or surrender of any lease or sublease, the creation of any mortgage, deed of trust, Lien, pledge or other security interest (including, without limitation, the Liens and security interests created or evidenced (or purported to be created or evidenced) by the security agreements, pledge agreements, collateral assignments, control agreements, mortgages, deeds, financing statements and other documents, agreements and instruments executed and/or delivered in connection with the New First Lien

Term Loan Credit Agreement and/or the New Second Lien Convertible Notes Definitive Agreement) or the making, assignment or delivery of any lease, sublease, deed or any other instrument of transfer under, in furtherance of, or in connection with the Amended Plan, including any deeds, bills of sale, assignments, mortgages, deeds of trust or similar documents executed in connection with any assets subject to the Amended Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax nor any Uniform Commercial Code filing or recording fee or similar or other governmental assessment, pursuant to and to the fullest extent permitted by Bankruptcy Code section 1146(a). All appropriate state or local government officials or agents or other applicable Governmental Units shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

AA.	Exemption from Securities Laws

36. Pursuant to Bankruptcy Code section 1125(e), the Debtors’ transmittal of the Solicitation Materials, their solicitation of acceptances of the Amended Plan, the Reorganized Debtors’ offer, sale, issuance and distribution of the New Common Stock, the New Warrants and the New Second Lien Convertible Notes, and the offer, sale, issuance and distribution of shares of New Common Stock upon conversion of the New Second Lien Convertible Notes and the exercise of the New Warrants, are not and will not be governed by or subject to any otherwise applicable law, rule, or regulation governing the solicitation or acceptance of a plan of reorganization or the offer, issuance, sale, or purchase of securities.

37. Pursuant to Bankruptcy Code section 1145, the offering, issuance and distribution of (i) shares of New Common Stock to the Holders of Unsecured Claims, (ii) New Warrants to

the Holders of Allowed Subordinated Securities Claims and Holders of Existing Equity Interests and (iii) shares of New Common Stock or other Securities upon exercise of the New Warrants by the holders thereof, in each such case, shall be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other Applicable Law requiring registration and/or delivery of prospectuses prior to the offering, issuance, distribution, or sale of securities. In addition, any and all (x) shares of New Common Stock issued to the Holders of Unsecured Claims under the Amended Plan, (y) New Warrants issued under the Amended Plan and (z) shares of New Common Stock or other Securities issued upon exercise of the New Warrants issued under the Amended Plan, in each such case, will be freely tradable by the recipients thereof, subject to: (A) the provisions of Bankruptcy Code section 1145(b)(1) relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (B) applicable regulatory approval, if any; (C) in the case of the New Common Stock, the provisions of the New Organizational Documents (including the Stockholders Agreement and the Second Amended and Restated Certificate of Incorporation of Reorganized ANV); and (D) in the case of the New Warrants, the provisions of the New Warrant Agreement.

38. Pursuant to Section 4(a)(2) of the Securities Act, the offering, issuance, distribution and sale of New Second Lien Convertible Notes (and the guarantees thereof) and the shares of New Common Stock or other Securities to be received upon conversion thereof shall be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other Applicable Law requiring registration and/or delivery of prospectuses prior to the offering, issuance, distribution or sale of securities. The

New Second Lien Convertible Notes (and the guarantees thereof) and the shares of New Common Stock or other Securities to be received upon conversion thereof may not be transferred or resold absent registration or exemption under the Securities Act or any applicable state securities law. All New Second Lien Convertible Notes (and the guarantees thereof) issued on the Effective Date and, upon issuance thereof, all shares of New Common Stock or other Securities to be received upon conversion of any New Second Lien Convertible Notes shall be deemed to have been duly authorized, validly issued, fully paid and nonassessable, and not to have been issued in violation of any preemptive rights, rights of first refusal or similar rights or any Applicable Law.

39. The Debtors and Reorganized Debtors are authorized and directed to take actions to preserve the foregoing exemptions in accordance with the terms of the Amended Plan, the Stockholders Agreement, the New Second Lien Convertible Notes Definitive Agreement, the New Warrant Agreement or otherwise as the Debtors and Reorganized Debtors, as applicable, determine is appropriate and necessary.

BB.	Executory Contracts and Unexpired Leases; Cure Costs

40. In addition to any executory contracts and unexpired leases that have been previously rejected by the Debtors by order of the Court, on the Effective Date, each of the executory contracts and unexpired leases of the Debtors will be deemed rejected, in accordance with and subject to the provisions and requirements of Bankruptcy Code sections 365 and 1123 and Article V of the Amended Plan, unless such executory contracts and unexpired leases are identified in Exhibit I to the Plan Supplement, are the subject of a motion to assume filed with the Court on or before the Effective Date, or have been previously assumed by order of the Court.

41. All Claims arising from the rejection of executory contracts or unexpired leases, if any, will be treated as General Unsecured Claims. All such Claims shall be discharged on the Effective Date, and shall not be enforceable against the Debtors, the Reorganized Debtors or their respective properties or interests in property. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Amended Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after service of notice of the Effective Date, which notice shall include the information in paragraphs UU.72 and UU.73 of this Confirmation Order.

42. The cure amounts (if any) owed under each executory contract and unexpired lease to be assumed pursuant to the Amended Plan, as set forth in Article 5.2 of the Amended Plan and Exhibit I to the Plan Supplement, shall be satisfied in accordance with Article 5.2 of the Amended Plan and pursuant to Bankruptcy Code section 365(b)(1), by payment of the cure amount in Cash on the Effective Date, or as soon as reasonably practicable thereafter, or as otherwise may be agreed to by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to any such assumed executory contract or unexpired lease. By the payment of the cure amounts, where applicable, the Debtors shall have cured and/or provided adequate assurance of cure of any monetary default existing as of the Effective Date and provided for compensation or adequate assurance of compensation to any party for actual pecuniary loss to such party resulting from a default under such assumed contracts and unexpired leases. The Amended Plan, therefore, satisfies the requirements of Bankruptcy Code section 365.

43. Entry of this Confirmation Order constitutes an order approving the assignment of executory contracts or unexpired leases from one Debtor to another Debtor or to a Reorganized Debtor (as applicable), as may be necessary as a result of the Restructuring Transaction or otherwise. Each counterparty to an assumed or an assumed and assigned contract or unexpired lease shall be deemed to consent to the cure amount as provided for under the Amended Plan, this Confirmation Order, or listed in Exhibit I to the Plan Supplement and shall be enjoined from seeking other or further amounts on account of any alleged defaults under such contracts or leases, unless such counterparty filed a timely objection in accordance with the Amended Plan and the Disclosure Statement Order.

44. Neither the Debtors nor the Reorganized Debtors shall have any further or ongoing obligations under any of the contracts or leases rejected under the Amended Plan.

CC.	Assumption of Surety Bond Obligations

45. Each surety bond (each a “Surety Bond”) issued by Westchester Fire Insurance Company or its affiliates (the “Surety”) shall be deemed assumed with the Surety’s consent pursuant to Bankruptcy Code section 365 and Article V of the Amended Plan and each Reorganized Debtor party thereto shall pay any and all premium and other obligations due or that may become due on or after the Effective Date with respect to such Surety Bond. Each Reorganized Debtor shall be deemed to have assumed, as of the Effective Date, and shall continue to perform under, the indemnity agreements in place with the Surety immediately prior to the Effective Date (the “Indemnity Agreements”). Failure to expressly identify any Indemnity Agreement in any schedule pursuant to Article 5.1 of the Amended Plan or otherwise shall not imply the rejection or failure to assume such agreement. To the extent that the

Restructuring Transactions create new corporate entities or change the relative corporate position of ANV as parent, then each new corporate entity and/or the new corporate parent will execute an indemnity agreement with the Surety on substantially similar terms as the Indemnity Agreements, as reasonably determined by the Surety and such entity, as applicable. Notwithstanding any other provision of the Amended Plan, all collateral issued to the Surety as security for a Debtor’s obligations under the Surety Bonds or Indemnity Agreements shall remain in place to secure against any loss (as defined in the applicable Indemnity Agreement) incurred by the Surety to the extent set forth in the Surety Bonds or Indemnity Agreements. For the avoidance of doubt, no release, injunction or discharge under the Amended Plan shall impact the Surety’s rights which shall be Reinstated under the Amended Plan.

46. All obligations of the Debtors to the Surety under the Indemnity Agreements and related agreements, each as amended, or applicable law shall be Reinstated and shall remain unaffected by the Amended Plan, irrespective of whether such obligation is owed in connection with an event occurring before or after the Petition Date, it being understood that all obligations to the Surety prior to the Effective Date shall survive and be Reinstated and assumed by the Reorganized Debtors.

DD.	Resolution of Disputed Claims and Interests; Creditor Representative; Post-Effective Date Claims

47. The provisions of Article VI of the Amended Plan regarding the procedures for resolving Disputed Claims and Interests are fair and reasonable and approved.

48. Except as expressly provided in this Confirmation Order, the Amended Plan or as ordered by the Court prior to the Effective Date, no Claim or Interest shall become an Allowed Claim or Allowed Interest unless and until such Claim or Interest is deemed Allowed under the Plan or the Bankruptcy Code, or the Court has entered a Final Order allowing such Claim or Interest.

49. David MacGreevey of Zolfo Cooper LLC, a disinterested person, is hereby appointed as the Creditor Representative pursuant to Article 4.15 of the Amended Plan effective as of the Effective Date. As and to the extent set forth in Article 4.15 of the Amended Plan, the Creditor Representative, as an agent of the Reorganized Debtors, shall have the power to: (i) file, prosecute, settle or otherwise resolve any objection to Convenience Claims or, after consultation with the Reorganized Debtors, any other Unsecured Claims (other than Notes Claims) pursuant to the terms of the Amended Plan; (ii) monitor and consult with the Reorganized Debtors with respect to any sale process the Reorganized Debtors may commence in seeking to sell substantially all of their business and operations after the Effective Date; and (iii) retain and pay professionals as necessary to fulfill the purpose of Article 4.15 of the Amended Plan, in each case subject to the terms of the Amended Plan.

50. John Connor is hereby appointed as the New Warrant Representative pursuant to Article 4.3 of the Amended Plan effective as of the Effective Date. As and to the extent set forth in Article 4.3 of the Amended Plan, the New Warrant Representative shall have the right to monitor any sale process the Reorganized Debtors may commence in seeking to sell substantially all of their business and operations after the Effective Date solely in an observer capacity (it being understood that the New Warrant Representative (i) may monitor, observe, attend, and, if requested by the New Board, participate in any discussions or meetings of the New Board or stockholders relating to, any aspect of such sale process or any terms or conditions of any related sale, but shall have no right to vote on any matter relating to any such sale process or such related sale, and (ii) shall not have any right to monitor, observe, vote on, participate in any discussions or meetings of the New Board or stockholders relating to, or otherwise be involved with, any other transaction, decision or other matter relating to any of the Reorganized Debtors).

51. The limitation of liability provision set forth in Article 4.15 of the Amended Plan is hereby approved and authorized.

52. On or after the Effective Date, except as otherwise provided in the Amended Plan or this Confirmation Order, a Claim or Interest may not be filed, asserted or amended without the prior authorization of the Court and, absent such authorization, any such new or amended Claim or Interest filed or asserted shall be deemed disallowed in full and expunged without any further notice to, or action, order, or approval of the Court or any other Person.

EE.	Securities Plaintiffs[3]

53. Nothing in the Amended Plan, any amendment to the Amended Plan, or any provision of this Confirmation Order shall affect or enjoin the Securities Plaintiffs’ (a) rights to conduct discovery of the Debtors or the Reorganized Debtors subject to the rights and obligations of the Debtors, the Reorganized Debtors, and the Securities Plaintiffs under the Federal Rules of Civil Procedure and/or the Private Securities Litigation Reform Act; (b) claims against any non-Debtor defendants in the 2014 Securities Litigation; or (c) ability to seek to assert claims against the Debtors in the 2014 Securities Litigation, but only to the extent that the Securities Plaintiffs are otherwise legally entitled to assert such claims. Notwithstanding the foregoing, the Securities Plaintiffs shall not be entitled to any recovery from the Debtors, their Estates, or the Reorganized Debtors under the Amended Plan, except to the extent that the Securities Plaintiffs are entitled to recover from existing insurance maintained by the Debtors in accordance with Article 9.6 of the Amended Plan. From and after the Effective Date, the

[3]

As used in this Order, “Securities Plaintiffs” means the lead plaintiff and any other plaintiff and/or member of the putative class in that certain securities class action case styled In re Allied Nevada Gold Corp. Securities Litigation, Case No. 3:14-cv-00175-LRH-WGC, pending in the United States District Court for the District of Nevada, and all cases consolidated thereunder (the “2014 Securities Litigation”).

Debtors agree that, notwithstanding that they are not a party to the 2014 Securities Litigation, until a final order of judgment or settlement is entered in the 2014 Securities Litigation, the Debtors, the Reorganized Debtors and/or any transferee of the Debtors’ books, records, documents, files, electronic data (in whatever format, including native format) or any tangible objects (collectively, the “Books and Records”) shall maintain such Books and Records in a manner consistent with any document preservation obligations governed by the Private Securities Litigation Reform Act or by the Federal Rules of Civil Procedure , as if the Debtors were a party to the 2014 Securities Litigation. For the avoidance of doubt, and notwithstanding the failure by any of the Securities Plaintiffs to opt out of the Releases in Article 9.4(b) of the Amended Plan on any Ballot, nothing in this Confirmation Order or the Amended Plan shall operate to release any claims that the Securities Plaintiffs may have against the Released Parties.

FF.	Graymont Capital

54. The Debtors will pay Graymont Capital Cash in the amount of $317,419.12 on the Effective Date, in full and final satisfaction of Graymont Capital’s Allowed Administrative Expense Claims.

GG.	Caterpillar Financial Services Corporation

55. Notwithstanding anything to the contrary in the Amended Plan or this Confirmation Order, the terms of the Order Granting Caterpillar Financial Services Corporation Relief From the Automatic Stay Pursuant to 11 U.S.C. § 362(d) [Docket No. 866] (the “Stay Relief Order”) remains in full force and effect and binding on Caterpillar Financial Services Corporation (“CAT Financial”), the Debtors and the Reorganized Debtors. Specifically, notwithstanding the injunction contained in Article 9.3 of the Amended Plan, CAT Financial may (i) exercise its contractual and state law rights and remedies with respect to: (a) Caterpillar 7495HR2 Electric Rope Shovel, Serial No. 00141486; (b) Caterpillar 7495HR2 Electric Rope

Shovel, Serial No. 00141487; (c) Caterpillar 7495HR2 Electric Rope Shovel, Serial No. 00141488; (d) 1 Used D10R Caterpillar Track Type Tractor, Serial No. AKT75002 (the “D10R”); (e) 1 New 834H Caterpillar Wheel Dozer, Serial No. BTX01258; (f) 1 New 834H Caterpillar Wheel Dozer, Serial No. BTX01276; and (g) 1 New D11T Caterpillar Track Type Tractor, Serial No. JEL00331 (collectively, the “Surrendered Equipment”) and (ii) may exercise its contractual rights with respect to (a) Caterpillar 16M Motor Grader, Serial No. R9H00303, (b) Caterpillar D10T Dozer, Serial No. RJG02882 and (c) Caterpillar 16M Motor Grader, Serial No. R9H00665 (collectively, the “Retained Equipment” and, together with the Surrendered Equipment, the “Equipment”), in each case solely to the extent provided in the Stay Relief Order. The notes, guarantees and other loan documents relating to the Equipment and the finance leases and guaranties covering the Surrendered Equipment shall survive Confirmation of the Amended Plan solely to the extent necessary to establish CAT Financial’s Allowed Secured Claims and Unsecured Claims. Notwithstanding Articles 4.1(b) and 4.8 of the Amended Plan, CAT Financial retains its first priority Liens on the Equipment on and after the Effective Date. No piece of Retained Equipment may be sold without the express written consent of CAT Financial, unless the Debtors or Reorganized Debtors have made all payments on such Retained Equipment.

56. The designated leases covering the Retained Equipment and listed on Exhibit I to the Plan Supplement, will be assumed pursuant to Article 5.1 of the Plan. The Cure Amounts for the designated leases covering Retained Equipment are as follows: Caterpillar 16M Motor Grader, Serial No. R9H00303: $13,186.06; Caterpillar D10T Dozer, Serial No. RJG02882: $9,934.57; and Caterpillar 16M Motor Grader, Serial No. R9H00665: $6,115.83. Further, the Stay Relief Order and the immediately preceding paragraph are modified solely to include the

D10R within the definition of Retained Equipment and remove it from the definition of Surrendered Equipment. Finance Lease 001-0596267-000 covering the D10R is added to Exhibit I to the Plan Supplement and will be assumed pursuant to Article 5.1 of the Amended Plan. The Debtors shall pay to CAT Financial on the Effective Date the remaining balance due under Finance Lease 001-0596267-000 as a cure payment, in the amount of $54,686.84. After such payment, the Reorganized Debtors will own the D10R free and clear of the Lien CAT Financial has thereon.

HH.	Requirement to Comply with Communications Act of 1934

57. No provision in the Amended Plan or this Confirmation Order relieves the Reorganized Debtors from their obligations to comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder by the Federal Communications Commission (“FCC”). To the extent applicable, no transfer of control to the Reorganized Debtors of any federal license or authorization issued by the FCC shall take place prior to the issuance of any required FCC regulatory approval for such transfer of control pursuant to any applicable FCC regulations. To the extent applicable, the FCC’s rights and powers to take any action pursuant to its regulatory authority over the transfer of control to the Reorganized Debtors, including, but not limited to, imposing any regulatory conditions on such transfer, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority.

II.	Internal Revenue Service and Department of Labor

58. Notwithstanding any provision to the contrary in the Amended Plan, the Confirmation Order, and any implementing Plan documents (collectively, the “Documents”), nothing shall: (i) affect the ability of the Department of Labor (the “DOL”) and the Internal

Revenue Service (the “IRS”) to pursue any non-debtors to the extent allowed by non-bankruptcy law for any liabilities that may be related to any federal labor and tax laws and regulations; (ii) affect the rights of the United States to assert setoff and recoupment and such rights are expressly preserved and nothing shall affect the rights of the Debtors or the Reorganized Debtors to object to any such asserted setoff or recoupment; (iii) discharge any claim of the DOL or IRS described in Bankruptcy Code section 1141(d)(6); (iv) require the IRS to file an administrative claim in order to receive payment for any liability described in Bankruptcy Code section 503(b)(1)(B) and (C); or (v) prevent DOL and IRS penalty claims from being treated in accordance with the Bankruptcy Code. To the extent the IRS has Allowed Priority Claims (including any penalties, interest or additions to tax entitled to priority under the Bankruptcy Code) that are not paid in full in Cash on the Effective Date, then such claims shall accrue interest commencing on the Effective Date at the rate and method set forth in 26 U.S.C. §§ 6621 and 6622. To the extent the DOL and IRS have Administrative Expense Claims that are Allowed pursuant to the Amended Plan or Bankruptcy Code section 503, such Administrative Expense Claims shall accrue interest and penalties as provided by non-bankruptcy law until paid in full. Without limiting the foregoing, nothing in the Documents shall: (a) effect a release, discharge or otherwise preclude any claim whatsoever against any Debtor or Reorganized Debtor by or on behalf of the IRS relating to any liability arising out of any unfiled pre-petition or post-petition tax return or any pending audit or audit which may be performed with respect to any pre-petition or post-petition tax return; or (b) enjoin the IRS or DOL from amending, in accordance with applicable bankruptcy law, any claim against any Debtor or Reorganized Debtor, without prior Bankruptcy Court approval, and all parties’ rights with respect to any such amendments are hereby reserved. The Debtors and the Reorganized Debtors reserve any and all rights to object to and assert any defenses to any claims asserted by the IRS or the DOL. Nothing in the Amended Plan or this Confirmation Order shall be deemed to waive, release or limit setoff or recoupment rights, if any, of the Debtors or the Reorganized Debtors.

JJ.	Cummins Rocky Mountain, LLC

59. The Debtors will pay Cummins Rocky Mountain, LLC (“Cummins”) Cash in the amount of $138,567.48 on the Effective Date, in full and final satisfaction of Cummins’ Allowed Administrative Expense Claims against the Debtors. Additionally, Cummins shall be granted an Allowed Unsecured Claim of $102,430.19 in full and final satisfaction of Cummins’ Allowed Unsecured Claims against the Debtors. For the avoidance of doubt, the Allowed Administrative Expense Claim and Allowed Unsecured Claim granted pursuant to this Confirmation Order shall fully and finally resolve all Claims that Cummins (i) has asserted or (ii) may assert against the Debtors, their Estates or the Reorganized Debtors: (a) arising prior to the Petition Date; and (b) in connection with the Trade Agreement (as defined in the Cummins Limited Objection), arising prior to the Effective Date.

KK.	Police Powers

60. Notwithstanding any language to the contrary contained in the Disclosure Statement, Amended Plan and/or Confirmation Order, no provision of the Disclosure Statement, Amended Plan or this Confirmation Order shall (a) preclude the U.S. Securities and Exchange Commission from enforcing its police or regulatory powers; provided, that the foregoing shall not limit (i) the scope of discharge granted to the Debtors under Bankruptcy Code sections 524 and 1141 or (ii) the conclusions of law set forth in paragraphs AA.37 and AA.38 of this Confirmation Order, or (b) release any non-Debtor from liability in connection with any legal action or claim brought by the U.S. Securities and Exchange Commission, except to the extent contemplated by Bankruptcy Code sections 1125(e) and 1145.

LL.	Settlement, Release, Discharge, Injunction, and Exculpation

61. The settlement, release, discharge, injunction, exculpation, and related provisions set forth in Article IX of the Amended Plan (as modified by this Confirmation Order) are hereby approved and authorized.

MM.	Releases Granted By Holders of Claims and Interests

62. For the avoidance of doubt, notwithstanding anything in this Confirmation Order or the Amended Plan to the contrary, a Holder of a Claim or Interest shall only be deemed to have granted the releases contained in Article 9.4(b) of the Amended Plan to the extent such Holder either (i) voted to accept the Amended Plan or (ii) voted to reject the Amended Plan but did not elect on its Ballot to opt out of the releases contained in Article 9.4(b) of the Amended Plan.

63. Nothing in this Confirmation Order or the Amended Plan discharges, releases, resolves, exculpates, precludes, or enjoins: (i) any environmental liability to any governmental unit that is not a Claim as defined in Bankruptcy Code section 101(5); (ii) any environmental Claim of any governmental unit arising on or after the Effective Date; (iii) any environmental liability to any governmental unit on the part of any entity as the owner or operator of property after the Effective Date; (iv) any liability to the United States or the State of Nevada on the part of any person or entity other than the Debtor or Reorganized Debtor; or (v) any valid right of setoff or recoupment of the United States or the State of Nevada.

NN.	Existing Injunctions and Stays Remain in Effect Until Effective Date

64. All injunctions or stays provided in, or in connection with, the Chapter 11 Cases, whether pursuant to Bankruptcy Code sections 105 or 362, any other applicable laws, any order of the Court or any Final Order, in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date. Upon the Effective Date, all injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code sections 105 or 362, or other applicable laws, shall be lifted and of no further force or effect—being replaced, to the extent applicable, by the injunctions, discharges, releases and exculpations of Article IX of the Amended Plan (as modified herein). Nothing herein shall bar the taking of such other actions as are necessary or reasonable to effectuate the transactions contemplated by the Amended Plan or by this Confirmation Order.

OO.	Retained Causes of Action

65. Except as otherwise provided in the Amended Plan (including without limitation Article 9.7 thereof), this Confirmation Order, or in any prior Court order or document, instrument, release or other agreement entered into in connection with the Amended Plan, in accordance with Bankruptcy Code section 1123(b), the Debtors and their Estates shall retain, and the Reorganized Debtors, as the successors in interest to the Debtors and their Estates, may enforce, sue on, settle or compromise (or decline to do any or all of the foregoing) the Causes of Action, including, without limitation, the Causes of Action identified in Exhibit H to the Plan Supplement (the “Retained Causes of Action”).

66. Approval of the Amended Plan is a res judicata determination of such rights to retain and exclusively enforce such Causes of Action, and no Retained Causes of Action are deemed waived, released or determined by virtue of the entry of this Confirmation Order or the occurrence of the Effective Date, notwithstanding that the specific Claims and Retained Causes of Action are not identified or described in more detail than as contained in the Amended Plan, the Plan Supplement (including, without limitation, Exhibit H to the Plan Supplement) or the Disclosure Statement. All Retained Causes of Action may be asserted or prosecuted by the Debtors or Reorganized Debtors, as applicable, before or after the Effective Date.

PP.	Failure to Consummate the Plan

67. In the event that all of the conditions to the Effective Date are not satisfied or waived or the Effective Date does not occur by the date that is 180 days after this Confirmation Date, then the Amended Plan, any settlement or compromise embodied in the Amended Plan (including the fixing or limiting to an amount any Claim or Class of Claims), the assumption or rejection of executory contracts or unexpired leases effected by the Amended Plan, and any document or agreement executed pursuant to the Amended Plan, shall be null and void; provided, however, that all orders of the Court and all documents executed pursuant thereto, except this Confirmation Order, shall remain in full force and effect. In such event, nothing contained in the Disclosure Statement, the Amended Plan, the Plan Supplement or this Confirmation Order, and no acts taken in preparation for consummation of the Amended Plan, shall be deemed to constitute a waiver or release of any Claims by or against any of the Debtors or any other Person, to prejudice in any manner the rights of any of the Debtors or any Person in any further proceedings or to constitute an admission of any sort by any of the Debtors or any other Person.

QQ.	Substantive Consolidation for Plan Purposes Only

68. The Debtors’ Estates are hereby consolidated into a single consolidated Estate, solely for all purposes associated with Confirmation and consummation of the Amended Plan, in accordance with Article 4.2 thereof.

RR.	Valuation

69. The Court finds that the valuation of the Debtors, for purposes associated with the Amended Plan, is the midpoint of the Moelis Valuation Analysis of $250 million.

SS.	References to Plan Provisions

70. The Amended Plan is confirmed in its entirety. The Amended Plan is hereby incorporated into this Confirmation Order by reference (subject to any provision incorporated by such reference being governed by an express and contradictory provision herein). The failure to reference or discuss any particular provision of the Amended Plan in this Confirmation Order shall not diminish or impair the effectiveness of, or otherwise affect, the validity, binding effect, and enforceability of such provision, and each provision of the Amended Plan and Plan Supplement shall have the same validity, binding effect, and enforceability as if fully set forth in this Confirmation Order, except to the extent expressly modified hereby.

TT.	Headings

71. Headings utilized herein are for convenience and reference only, and shall not constitute a part of the Amended Plan or this Confirmation Order for any other purpose.

UU.	Notice of Effective Date

72. In accordance with Bankruptcy Rules 2002 and 3020(c), the Debtors shall serve a notice of the Effective Date (the “Effective Date Notice”) by hand, overnight courier service, or United States mail, first-class postage prepaid, to all Persons having been served with the Confirmation Hearing Notice within a reasonable period of time after the conditions to the Effective Date set forth in Article 8.1 of the Amended Plan have been satisfied or waived, which Effective Date Notice shall include notice of (i) the Administrative Bar Date, (ii) the deadline to file Professional Fee Claims, and (iii) the deadline to file Claims based on the rejection or repudiation of executory contracts and unexpired leases; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Person to whom the Debtors mailed the Confirmation Hearing Notice but received such notice returned marked

“undeliverable as addressed,” “moved, left no forwarding address,” “forwarding order expired,” or other similar reason, unless the Debtors have been informed in writing by such Person, or are otherwise aware, of that Person’s new address.

73. Mailing of the Effective Date Notice in the time and manner set forth in the preceding paragraph shall constitute good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no other or further notice of Confirmation or the occurrence of the Effective Date is necessary.

VV.	Retention of Jurisdiction

74. Pursuant to Bankruptcy Code sections 105(a) and 1142, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, the Court shall retain jurisdiction as provided in the Amended Plan over all matters arising out of, or related to, the Chapter 11 Cases, the Debtors, the Reorganized Debtors, and the Amended Plan, to the fullest extent permitted by applicable laws.

WW.	Implementation of Other Necessary Documents and Agreements

75. The Debtors and Reorganized Debtors, as applicable, are authorized, without further notice to, or action, order or approval of the Court or any other Person, to execute and deliver all agreements, documents, instruments and certificates necessary to implement the Amended Plan and to perform their obligations thereunder, including, without limitation, to pay all indemnities, fees, costs and expenses thereunder in accordance with the Amended Plan. The terms and conditions of such documents and agreements are reaffirmed or approved, as applicable, and shall, upon completion of documentation and execution, be valid, binding and enforceable, shall not conflict with any applicable laws, and shall be deemed not to contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any material contract or agreement to which any Debtor or Reorganized Debtor is a party or which any Debtor’s or Reorganized Debtor’s properties, assets, rights or interests are bound.

XX.	Modifications or Amendments to the Amended Plan, Plan Supplement and Ancillary Documents

76. Notwithstanding anything to the contrary in the Amended Plan or this Confirmation Order, and subject to the restrictions and requirements of Bankruptcy Code section 1127 and Bankruptcy Rule 3019, the Debtors are authorized to modify the Amended Plan, the Plan Supplement and any ancillary document, in accordance with Article 10.7 of the Amended Plan, the Amended and Restated Restructuring Support Agreement and the Exit Facility, at any time prior to the Effective Date. A Holder of a Claim or Interest that has accepted the Amended Plan shall be deemed to have accepted the Amended Plan, as altered, amended, modified or supplemented, if the proposed alteration, amendment, modification or supplement does not materially and adversely change the treatment of the Claim or Interest of such Holder.

YY.	Ownership and Control

77. The consummation of the Amended Plan and the transactions contemplated thereby shall not constitute a change of ownership, change in control, change in effective control, or phrase or term of similar import or meaning, as such terms are used in any statute, regulation, contract, indenture or agreement, plan or program (including any employee benefit plan or program or any employment, severance, termination or insurance agreements) in effect on or prior to the Effective Date and to which any of the Debtors is a party, subject to or otherwise bound.

ZZ.	Reversal

78. If any of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by a subsequent order of this Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under, or in connection with, the Amended Plan prior to written notice of such order by the Debtors. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order, the Amended Plan, all documents relating to the Amended Plan and any amendments or modifications to the foregoing.

AAA.	Authorization to Consummate

79. The Debtors are authorized to consummate the Amended Plan on any Business Day on or after the Confirmation Date on which (a) no stay of this Confirmation Order is in effect and (b) the conditions to the effectiveness of the Amended Plan specified in Article 8.1 of the Amended Plan have been satisfied, or, if capable of being waived, waived in accordance with the terms of the Amended Plan.

BBB.	Substantial Consummation

80. On the Effective Date, the Amended Plan shall be deemed to be substantially consummated under Bankruptcy Code sections 1102 and 1127.

CCC.	Applicable Non-Bankruptcy Law

81. Pursuant to Bankruptcy Code sections 1123(a) and 1142(a), the provisions of this Confirmation Order, the Amended Plan, and the Plan Supplement shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

DDD.	Immediately Effective Order

82. Notwithstanding Bankruptcy Rules 3020(e), 6004(h) and 7062 (and notwithstanding any other applicable provision of the Bankruptcy Code or the Bankruptcy Rules to the contrary), this Confirmation Order shall be effective and enforceable immediately upon entry.

EEE.	Final Order

83. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

Dated:	October 8, 2015
Wilmington, Delaware

/s/ Mary F. Walrath
THE HONORABLE MARY F. WALRATH
UNITED STATES BANKRUPTCY JUDGE

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